EX-10.21
(Exhibit 10.21)       Executive Enhanced Incentive Plan
Executive Enhanced Incentive Plan
In order to recognize the efforts of Messrs. Humphrey, Rudgers, and Miller to significantly improve the Company’s financial performance in 2006, the Board of Directors of the Company has created a cash incentive opportunity for those executives of $142,119, $73,508, and $54,000, respectively. None of those executives received any bonus for 2005. Payment of one-third of the incentive is dependent upon the Company achieving an earning per share target at June 30, 2006; one-third upon achieving an earning per share target at July 31, 2006, and one-third upon achieving an earnings per share target at September 30, 2006. To the extent the Company achieves at least eighty percent of the earning per share target at each measurement date incentives will be paid on a same percentage basis up to a maximum of 100%. In addition each of these executives along with other executives of the Company have the opportunity to earn a cash award under the Company’s 2006 Annual Incentive Plan.
January 25, 2006